Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

December 7, 2022
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161
Creatd, Inc. 419 Lafayette Street 6th Floor New York, NY 10003	www. lucbro.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Creatd, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), by certain selling stockholders of up to 9,250,834 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares include

(i)	up to 1,250,834 Shares, pursuant to securities purchase agreements the Company entered into and closed on with six (6) Selling Stockholders on July 25, 2022 (as amended, collectively, the “July Purchase Agreements”), which includes (a) up to 1,720,000 shares of Common Stock issuable upon conversion of debentures in the principal amount of $2,150,000 (the “Debentures”), (b) 1,075,000 shares of Common Stock issuable upon exercise of Series E Common Stock Purchase Warrants (the “Series E Warrants”), and (c) 1,075,000 shares of Common Stock issuable upon exercise of Series F Common Stock Purchase Warrants (the “Series F Warrants,” and together with the Series E Warrants, the “July Warrants”);

(ii)	up to 4,000,000 Shares, which underly the September Warrants (defined below), pursuant to a securities purchase agreement (the “September Purchase Agreement”) with five accredited investors resulting in the raise of $800,000 in gross proceeds to the Company, pursuant to which the Company agreed to sell in a registered direct offering (the “Offering”) an aggregate of 4,000,000 shares of Common Stock, in connection with which, in a concurrent private placement, the Company issued to such investors warrants to purchase up to 4,000,000 shares of Common Stock, representing 100% of the shares of common stock purchased in the Offering (the “September Warrants”); and

(iii)	up to 4,000,000 Shares issuable upon conversion of a unsecured debenture in the principal amount of $1,666,650 (the “October Debenture”), purchased pursuant to the securities purchase agreement the Company entered into and closed on October 24, 2022, with one accredited investor.

The offering of the Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of such Shares and have been issued by the Company upon (i) exercise of the Debentures and the October Debenture as set forth in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable and (ii) exercise of the July Warrants and the September Warrants against payment therefor as set forth in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP